Exhibit 99.1

Contact at (214) 432-2000
Steven R. Rowley
President & CEO
Craig Kesler
Vice President – Investor Relations

News For Immediate Release

EAGLE MATERIALS INC. REPORTS

FIRST QUARTER EARNINGS

(Dallas, TX July 23, 2009): Eagle Materials Inc. (NYSE: EXP) today reported financial results for the first quarter of fiscal 2010 ended June 30, 2009. Notable items for the quarter included:

•	Earnings per diluted share of $0.27, up 50% compared to $0.18 per diluted share in the fiscal 2009 first quarter

•	Net earnings of $11.9 million, up 52% compared with the fiscal 2009 first quarter

•	Revenues of $127.9 million, down 28% compared with the fiscal 2009 first quarter

•	Generated $19.8 million in cash from operations during the quarter

U.S. construction activity continued to contract during the quarter. Weak residential construction activity and waning commercial construction put downward pressure on cement and wallboard sales volumes. Industry cement and wallboard shipments for the quarter were each down approximately 30% compared to the same period in the prior year. Cement industry production capacity utilization rates were approximately 80% during the quarter and wallboard industry production capacity utilization rates remained near 50% during the quarter. Despite the difficult economic climate, the decline in sales volumes was offset by lower operating costs across nearly all of our businesses and lower financing costs associated with lower borrowing levels during this year’s first quarter.

GYPSUM WALLBOARD AND PAPERBOARD

Gypsum Wallboard and Paperboard revenues for the first quarter totaled $70.3 million, a 30% decrease from the $100.9 million for the same quarter a year ago. Gypsum Wallboard and Paperboard’s first quarter operating earnings were $8.4 million compared to an operating loss of $2.2 million for the same quarter last year. Lower energy, transportation and raw materials costs combined with higher gypsum wallboard sales prices were the primary drivers of the quarterly earnings improvement. The average gypsum wallboard net sales price for this fiscal year’s first quarter was $100.00 per MSF, 12% greater than the $89.27 per MSF for the same quarter last year. Gypsum wallboard sales volume of 445 million square feet (MMSF) for the quarter decreased 31% from the prior year’s first quarter.

CEMENT, CONCRETE AND AGGREGATES

Cement revenues, including joint venture and intersegment revenues, for the first quarter totaled $62.1 million, 28% less than the $86.3 million for the same quarter a year ago. Operating earnings from Cement declined 25% to $17.1 million for the first quarter this year from $22.6 million for the same quarter last year. The earnings decline was due primarily to lower sales prices and sales volumes. Cement sales volumes for the first quarter were 652,000 tons, 22% below the 835,000 tons for the same quarter last year. Eagle’s purchased cement sales volumes for the quarter declined to approximately 27,000 tons, or 4% of total sales volume, versus approximately 167,000 tons in the prior year’s first quarter. The average net sales price for this fiscal year’s first quarter was $88.86 per ton, 9% less than the record $97.52 per ton for the same quarter last year.

Revenues from Concrete and Aggregates were $14.6 million for this year’s first quarter, 23% less than the $18.9 million for the first quarter a year ago. Concrete and Aggregates reported a $1.5 million operating profit for this year’s first quarter, down 29% from the same quarter last year, due primarily to lower sales volumes and sales prices for both products. Concrete sales volume declined 11% for the first quarter this year to 157,000 cubic yards from 177,000 cubic yards for the same quarter last year. Our Concrete quarterly average net sales price of $68.43 per cubic yard for the first quarter of fiscal 2010 was 8% lower than the $74.29 per cubic yard for the first quarter a year ago. Our Aggregates operation reported sales volume of 577,000 tons for the current quarter, 28% less than the 798,000 tons reported in the first quarter last year. Our Aggregates quarterly average net sales price was $6.71 per ton during the first quarter and was 8% below last year’s first quarter Aggregates average net sales price.

DETAILS OF FINANCIAL RESULTS

We conduct one of our cement plant operations through a 50/50 joint venture, Texas Lehigh Cement Company LP (the “Joint Venture”). We utilize the equity method of accounting for our 50% interest in the Joint Venture. For segment reporting purposes only, we proportionately consolidate our 50% share of the Joint Venture’s revenues and operating earnings, which is consistent with the way management organizes the segments within the Company for making operating decisions and assessing performance.

In addition, for segment reporting purposes, we report intersegment revenues as a part of a segment’s total revenues. Intersegment sales are eliminated on the income statement. Refer to Attachment 3 for a reconciliation of the amounts referred to above.

ABOUT EAGLE MATERIALS INC.

Eagle Materials Inc., a member of the S&P 600 Index, is a Dallas-based company that manufactures and distributes Cement, Gypsum Wallboard, Recycled Paperboard and Concrete and Aggregates.

Eagle’s senior management will conduct a conference call to discuss the financial results, forward-looking information and other matters at 2:00 p.m. Eastern Standard Time (1:00 p.m. Central Standard Time) on Thursday, July 23, 2009. The conference call will be webcast simultaneously on the Eagle Web site http://www.eaglematerials.com. A replay of the webcast and the presentation will be archived on that site for one year. For more information, contact Eagle at (214) 432-2000.

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Forward-Looking Statements. This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the context of the statement and generally arise when the Company is discussing its beliefs, estimates or expectations. These statements are not historical facts or guarantees of future performance but instead represent only the Company’s belief at the time the statements were made regarding future events which are subject to certain risks, uncertainties and other factors many of which are outside the Company’s control. Actual results and outcomes may differ materially from what is expressed or forecast in such forward-looking statements. The principal risks and uncertainties that may affect the Company’s actual performance include the following: the cyclical and seasonal nature of the Company’s business; public infrastructure expenditures; adverse weather conditions; availability of raw materials; changes in energy costs including, without limitation, natural gas and oil; changes in the cost and availability of transportation; unexpected operational difficulties; inability to timely execute announced capacity expansions; governmental regulation and changes in governmental and public policy (including, without limitation, climate change regulation); changes in economic conditions specific to any one or more of the Company’s markets; competition; announced increases in capacity in the gypsum wallboard and cement industries; changes in the demand for residential housing construction or commercial construction; general economic conditions; and interest rates. For example, increases in interest rates, decreases in demand for construction materials or increases in the cost of energy (including, without limitation, natural gas and oil) could affect the revenues and operating earnings of our operations. In addition, changes in national or regional economic conditions and levels of infrastructure and construction spending could also adversely affect the Company’s result of operations. These and other factors are described in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2009. This report is filed with the Securities and Exchange Commission. All forward-looking statements made herein are made as of the date hereof, and the risk that actual results will differ materially from expectations expressed herein will increase with the passage of time. The Company undertakes no duty to update any forward-looking statement to reflect future events or changes in the Company’s expectations.

Steven R. Rowley

President and Chief Executive Officer

Craig Kesler

Vice President, Investor Relations and Corporate Development

Attachment 1    Summary of Consolidated Earnings

Attachment 2    Revenues and Earnings by Lines of Business (Quarter)

Attachment 3    Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

Attachment 4    Consolidated Balance Sheets

Eagle Materials Inc.

Attachment 1

Eagle Materials Inc.

Summary of Consolidated Earnings

(dollars in thousands, except per share data)

(unaudited)

	Quarter Ended June 30,
	2009	2008	Change

Revenues	$127,892	$176,803	-28%

Earnings Before Income Taxes	$17,193	$10,932	+57%

Net Earnings	$11,920	$7,830	+52%

Earnings Per Share:

- Basic	$0.27	$0.18	+50%

- Diluted	$0.27	$0.18	+50%

Average Shares Outstanding:

- Basic	43,581,646	43,421,927	0%

- Diluted	43,996,589	43,885,288	0%

Eagle Materials Inc.

Attachment 2

Eagle Materials Inc.

Revenues and Earnings by Lines of Business

(dollars in thousands)

(unaudited)

	Quarter Ended June 30,
	2009	2008	Change
Revenues*

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$56,922	$81,398	-30%
Gypsum Paperboard	13,395	19,530	-31%

	70,317	100,928	-30%
	55%	57%
Cement (Wholly Owned)	43,187	56,764	-24%
	34%	32%
Concrete & Aggregates	14,301	18,711	-24%
	11%	11%
Other, net	87	400	-78%
	0%	0%

Total	$127,892	$176,803	-28%
	100%	100%

Operating Earnings

Gypsum Wallboard and Paperboard:
Gypsum Wallboard	$3,408	$(5,388)	N/A
Gypsum Paperboard	5,033	3,213	+57%

	$8,441	$(2,175)	N/A
	31%	-10%

Cement:
Wholly Owned	9,780	14,754	-34%
Joint Venture	7,301	7,886	-7%

	17,081	22,640	-25%
	63%	99%
Concrete & Aggregates	1,510	2,113	-29%
	6%	9%
Other, net	87	400	-78%
	0%	2%

Total Operating Earnings	27,119	22,978	+18%
	100%	100%

Corporate General Expenses	(4,293)	(4,055)
Interest Expense, net	(5,633)	(7,991)

Earnings Before Income Taxes	$17,193	$10,932	+57%

*	Net of Intersegment and Joint Venture Revenues listed on Attachment 3.

N/A – Not Applicable

Eagle Materials Inc.

Attachment 3

Eagle Materials Inc.

Sales Volume, Net Sales Prices and Intersegment and Cement Revenues

(unaudited)

	Sales Volume
	Quarter Ended June 30,
	2009	2008	Change

Gypsum Wallboard (MMSF’s)	445	646	-31%

Paperboard (M Tons):
Internal	18	25	-28%
External	38	42	-10%

	56	67	-16%

Cement (M Tons):
Wholly Owned	465	556	-16%
Joint Venture	187	279	-33%

	652	835	-22%

Concrete (M Cubic Yards)	157	177	-11%

Aggregates (M Tons)	577	798	-28%

	Average Net Sales Price *
	Quarter Ended June 30,
	2009	2008	Change

Gypsum Wallboard (MSF)	$100.00	$89.27	+12%
Paperboard (Ton)	$400.04	$498.59	-20%
Cement (Ton)	$88.86	$97.52	-9%
Concrete (Cubic Yard)	$68.43	$74.29	-8%
Aggregates (Ton)	$6.71	$7.27	-8%

*	Net of freight and delivery costs billed to customers.

	Intersegment and Cement Revenues ($ in thousands)
	Quarter Ended June 30,
	2009	2008

Intersegment Revenues:
Cement	$1,592	$1,916
Paperboard	9,141	14,270
Concrete and Aggregates	309	225

	$11,042	$16,411

Cement Revenues:
Wholly Owned	$43,187	$56,764
Joint Venture	17,321	27,629

	$60,508	$84,393

Eagle Materials Inc.

Attachment 4

Eagle Materials Inc.

Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	June 30,		March 31, 2009*
	2009	2008
ASSETS

Current Assets –

Cash and Cash Equivalents	$1,039	$14,519	$17,798

Accounts and Notes Receivable, net	56,892	72,350	44,261

Inventories	104,383	103,972	107,063

Prepaid and Other Assets	5,105	3,855	6,161

Total Current Assets	167,419	194,696	175,283

Property, Plant and Equipment –	1,092,181	1,087,375	1,089,610

Less: Accumulated Depreciation	(432,194)	(386,558)	(419,669)

Property, Plant and Equipment, net	659,987	700,817	669,941

Investments in Joint Venture	38,072	38,981	39,521

Notes Receivable	6,000	7,100	6,301

Goodwill and Intangibles	152,653	153,290	152,812

Other Assets	23,446	22,946	22,810

	$1,047,577	$1,117,830	$1,066,668

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities –

Accounts Payable	$23,967	$53,091	$19,645

Federal Income Taxes Payable	7,033	2,890	—

Accrued Liabilities	37,386	45,068	44,604

Total Current Liabilities	68,386	101,049	64,249

Long-term Liabilities	97,903	85,134	97,104

Bank Credit Facility	25,000	10,000	55,000

Senior Notes	300,000	400,000	300,000

Deferred Income Taxes	119,473	115,314	122,488

Stockholders’ Equity –

Preferred Stock, Par Value $0.01; Authorized 5,000,000 Shares; None Issued	—	—	—
Common Stock, Par Value $0.01; Authorized 100,000,000 Shares; Issued and Outstanding 43,601,281; 43,487,373 and 43,589,775 Shares, respectively.	436	435	436

Capital in Excess of Par Value	12,595	1,512	11,166

Accumulated Other Comprehensive Losses	(6,040)	(1,368)	(6,040)

Retained Earnings	429,824	405,754	422,265

Total Stockholders’ Equity	436,815	406,333	427,827

	$1,047,577	$1,117,830	$1,066,668

*	From audited financial statements.